Exhibit 99.1

First National Corporation Announces Fourth Quarter and Full Year Results

STRASBURG, Va., Jan. 26, 2016 --- First National Corporation (the “Company” or “First National”) (OTC: FXNC) today reported earnings of $813 thousand and earnings per share of $0.17 for the quarter ended December 31, 2015, compared to $398 thousand or $0.08 per share for the third quarter of 2015, and $3.4 million or $0.68 per share for the fourth quarter of 2014.  Earnings in the fourth quarter of 2014 were impacted by a $3.2 million recovery of loan losses during the period. For the year ended December 31, 2015, reported earnings totaled $1.5 million or $0.31 per share, compared to $6.5 million or $1.32 per share for the year ended December 31, 2014.  Earnings for 2014 were impacted by a $3.9 million recovery of loan losses.

“The Company had significant achievements during the quarter and reached a milestone for loan growth,” said Scott C. Harvard, president and chief executive officer of First National.   “During the fourth quarter, we redeemed all $14.6 million of preferred stock, which lowered the cost of capital and had a significant positive impact on net income available to common shareholders. We also achieved record quarterly net loan growth of $33 million. We are especially pleased with the trends in net interest margin, noninterest expense, return on equity and loan growth. The surge in loan growth was attributed to the efforts of employees in the Bank’s legacy region in the northern Shenandoah Valley as well as those in its new south region led by Regional President Butch Smiley.  We are also proud of our new employees who joined the Bank through the branch acquisition earlier in the year who have successfully retained 95% of the deposit balances since the acquisition date.  We continue to work on our initiative to streamline, serve and save, which is being driven by a team of employees from across the Company who are diligently working to improve efficiency by updating processes, improving service to customers, and reducing costs.  The goal of this initiative is to increase capacity for balance sheet growth and improve profitability.”

Select highlights for the fourth quarter include:

•	Redeemed all $14.6 million of outstanding preferred stock on November 6, 2015
•	Return on equity increased to 7.01% compared to 4.80% for the third quarter of 2015
•
Net income available to common shareholders increased $415 thousand, or 104%, to $813 thousand compared to the third quarter of 2015 resulting from a $172 thousand increase in net interest income, a $189 thousand reduction in noninterest expense, and a $200 thousand decrease in the effective dividend on preferred stock

•	Net interest margin increased to 3.53% compared to 3.40% for the third quarter of 2015
•	Net loans increased $32.6 million or 8% during the quarter, and increased $61.8 million or 17% over the prior year
•	Net interest income increased $172 thousand or 3% over the third quarter of 2015, and increased $793 thousand or 17% compared to the fourth quarter of 2014
•	Noninterest income, excluding gains on sale of securities, decreased by $46 thousand compared to the third quarter of 2015, and increased $514 thousand compared to the fourth quarter of 2014

BRANCH ACQUISITION

On April 17, 2015, First Bank (the “Bank”), the Company’s banking subsidiary, completed the acquisition of six banking offices with approximately $186.8 million of deposits in the Shenandoah Valley and central Virginia region of Virginia from Bank of America, N.A. (the “Acquisition” or “Branch Acquisition”).  The Company incurred integration costs related to the acquisition, including legal and professional fees, supplies, data processing and postage expenses that totaled $11 thousand for the fourth quarter of 2015 and $908 thousand for the year.

At December 31, 2015, the Bank retained 95% of the deposit balances assumed in the acquisition. The total cost of funds of the assumed deposits was 0.22% for the fourth quarter of 2015 compared to 0.19% at the acquisition date, excluding the impact of amortizing the time deposit valuation allowance during the quarter. The branch acquisition had a positive impact on the cost of funds for the Company, which was 0.26% for the quarter, compared to 0.35% for the same quarter in 2014. The mix of deposits, which consisted of a significant amount of noninterest-bearing deposits, remained consistent from acquisition date to December 31, 2015.  In addition to the former Bank of America employees who joined the Bank through the acquisition, the Bank assembled an experienced lending team in its south region that made significant contributions to total loans at year end.

BALANCE SHEET

Total assets of First National increased $174.2 million, or 34%, to $692.3 million at December 31, 2015, compared to $518.2 million at December 31, 2014, primarily as a result of the acquisition.  Loans, net of the allowance for loan losses increased $61.8 million, or 17%, over the prior year.  During the fourth quarter, growth in loans, net of the allowance for loan losses was $32.6 million, an increase of 8% over the prior period.

The investment securities portfolio increased $88.8 million to $172.1 million at December 31, 2015, up from $83.3 million at December 31, 2014.  Deposit balances increased $182.8 million, or 41%, to $627.1 million from $444.3 million for these same periods, respectively.  Noninterest-bearing demand deposit accounts increased $52.1 million to $157.1 million, which represented 25% of total deposits.

Total shareholders’ equity decreased $14.4 million during the fourth quarter as a result of the redemption of $14.6 million of preferred stock on November 6, 2015.  The preferred stock redemption had a positive impact on net income available to common shareholders for the fourth quarter of 2015 by reducing the effective dividend on preferred stock to $128 thousand compared to $328 thousand in the third quarter of 2015.  Tangible common equity totaled $43.6 million at December 31, 2015, compared to $43.2 million at September 30, 2015 and $44.9 million at December 31, 2014.  The Bank maintained its target capital levels and continued to exceed requirements for a well-capitalized institution at the end of the year.

NET INTEREST INCOME

Net interest income increased $172 thousand, or 3%, to $5.6 million for the quarter compared to $5.4 million for the third quarter of 2015, and increased $793 thousand, or 17%, compared to $4.8 million for the fourth quarter of 2014.

Total interest income increased $257 thousand, or 4%, during the quarter compared to the third quarter of 2015 and increased $807 thousand, or 15%, compared to the fourth quarter of 2014.  The growth in interest income compared to the prior quarter was principally due to increased levels of loan originations.  Compared to the fourth quarter of 2014, the growth in interest income was primarily a result of higher loan and securities balances.

Total interest expense increased by $85 thousand during the quarter compared to the third quarter of 2015, and increased $14 thousand compared to the fourth quarter of 2014.  Although deposit balances were $182.8 million, or 41%, higher at the end of the fourth quarter compared to one year ago, interest expense only increased 3% in the fourth quarter of 2015 when compared to the same quarter of 2014 from continued re-pricing of time deposits to lower rates.

NONINTEREST INCOME

Noninterest income, excluding net gains on sale of securities, was unchanged at $2.2 million compared to the third quarter of 2015, and increased $514 thousand, or 31%, compared to the fourth quarter of 2014.  The increase in noninterest income compared to the same period one year ago was primarily attributable to the growth in deposit balances from the branch acquisition when comparing the periods.  Service charges on deposits increased $202 thousand, or 31%, ATM and check card fees increased $168 thousand, or 48%, and fees for other customer services increased $53 thousand, or 59%.

NONINTEREST EXPENSE

Noninterest expense decreased $189 thousand, or 3%, to $6.5 million for the quarter compared to $6.7 million for the third quarter of 2015 and increased $1.6 million, or 34%, compared to the fourth quarter of 2014.  The decrease in expenses when compared to the third quarter of 2015 was primarily attributable to a $146 thousand reduction in salaries and employee benefits, an $82 thousand decrease in marketing expense, and a $52 thousand reduction in other real estate owned expense.  These decreases were partially offset by a $207 thousand increase in legal and professional expenses that resulted from consulting expenses related to the Company’s initiative to streamline processes, improve customer service, and reduce operating costs.

Comparing the current quarter results to the fourth quarter of 2014, the increase in noninterest expense was primarily attributable to the impact of the branch acquisition, which increased the number of bank branch locations from 10 to 16 and added a core deposit intangible.  Expense categories that increased as a result of the acquisition included salaries and employee benefits, occupancy, equipment, legal and professional fees, and amortization of the core deposit intangible.

ASSET QUALITY/LOAN LOSS PROVISION

Credit quality continued to improve during the quarter as nonperforming assets decreased by $1.2 million to 0.94% of total assets, compared to 1.12% of total assets at September 30, 2015, and 1.91% of total assets at December 31, 2014.  Nonperforming assets decreased by $1.2 million or 15%, compared to the prior quarter end and decreased by $3.4 million, or 34%, compared to one year ago.  Loans past due between 30 and 89 days decreased to 0.32% of total loans, also an improvement from 0.51% at September 30, 2015 and 0.53% at December 31, 2014.

The Bank did not record a provision for loan losses for the fourth quarter or the third quarter of 2015, and recorded a $3.2 million recovery of loan losses for the fourth quarter of 2014.  Net charge-offs totaled $51 thousand in the fourth quarter of 2015, compared to $554 thousand in the third quarter of 2015 and net recoveries of $151 thousand for the fourth quarter of 2014.  Provision for loan losses was not required for the fourth quarter due to improvements in the historical loss experience and qualitative factors that determine the general reserve component of the allowance for loan losses.  The allowance for loan losses totaled $5.5 million at the end of the fourth quarter, $5.6 million at September 30, 2015 and $6.7 million at December 31, 2014, representing 1.26%, 1.37% and 1.78% of total loans, respectively.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other filings with the Securities and Exchange Commission.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (OTC: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia.  The Bank offers loan, deposit, and wealth management products and services through its mobile banking platform, its website, www.fbvirginia.com, a network of ATMs located throughout its market areas, a loan production office, a customer service center, and from 15 bank branch office locations located throughout the Shenandoah Valley and central regions of Virginia.  In addition to its traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management.  First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

FIRST NATIONAL CORPORATION
Quarterly Performance Summary
(in thousands, except share and per share data)
	(unaudited) For the Quarter Ended
Income Statement	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Interest income
Interest and fees on loans	$ 5,056	$ 4,854	$ 4,688	$ 4,540	$ 4,623
Interest on deposits in banks	63	61	68	5	5
Interest on securities	872	829	618	422	566
Dividends on restricted securities	30	20	18	21	20
Total interest income	$ 6,021	$ 5,764	$ 5,392	$ 4,988	$ 5,214
Interest expense
Interest on deposits	$ 302	$ 282	$ 266	$ 300	$ 327
Interest on federal funds purchased	-	-	1	1	1
Interest on subordinated debt	62	-	-	-	-
Interest on junior subordinated debt	59	56	55	54	55
Interest on other borrowings	-	-	2	1	26
Total interest expense	$ 423	$ 338	$ 324	$ 356	$ 409
Net interest income	$ 5,598	$ 5,426	$ 5,068	$ 4,632	$ 4,805
Recovery of loan losses	-	-	(100)	-	(3,150)
Net interest income after recovery of loan losses	$ 5,598	$ 5,426	$ 5,168	$ 4,632	$ 7,955
Noninterest income
Service charges on deposit accounts	$ 846	$ 897	$ 752	$ 547	$ 644
ATM and check card fees	520	529	497	349	352
Wealth management fees	496	477	499	503	465
Fees for other customer services	143	172	184	107	90
Income from bank owned life insurance	103	106	90	74	101
Net gains (losses) on sale of securities	(3)	-	-	(52)	765
Net gains on sale of loans	43	53	50	55	23
Other operating income	50	10	237	8	9
Total noninterest income	$ 2,198	$ 2,244	$ 2,309	$ 1,591	$ 2,449
Noninterest expense
Salaries and employee benefits	$ 3,491	$ 3,637	$ 3,597	$ 3,125	$ 2,855
Occupancy	400	396	339	317	315
Equipment	398	400	422	281	293
Marketing	94	176	163	97	77
Stationery and supplies	93	116	229	345	75
Legal and professional fees	450	243	431	212	320
ATM and check card fees	200	236	190	155	168
FDIC assessment	119	134	64	67	70
Bank franchise tax	130	131	130	122	105
Telecommunications expense	120	131	100	85	81
Data processing expense	157	130	226	187	140
Postage expense	71	73	80	117	51
Amortization expense	216	226	196	4	4
Other real estate owned, net	92	144	152	(36)	(151)
Other operating expense	481	528	536	409	468
Total noninterest expense	$ 6,512	$ 6,701	$ 6,855	$ 5,487	$ 4,871

Income before income taxes	$ 1,284	$ 969	$ 622	$ 736	$ 5,533
Income tax expense	343	243	178	192	1,837
Net income	$ 941	$ 726	$ 444	$ 544	$ 3,696
Effective dividend and accretion on preferred stock	128	328	328	329	328
Net income available to common shareholders	$ 813	$ 398	$ 116	$ 215	$ 3,368

Common Share and Per Common Share Data
Net income, basic	$0.17	$0.08	$0.02	$0.04	$0.68
Weighted average shares, basic	4,913,985	4,911,604	4,909,775	4,906,981	4,903,748
Net income, diluted	$0.17	$0.08	$0.02	$0.04	$0.68
Weighted average shares, diluted	4,916,804	4,913,461	4,911,298	4,911,044	4,903,748
Shares outstanding at period end	4,916,130	4,912,662	4,910,826	4,909,714	4,904,577
Book value at period end	$9.35	$9.32	$9.13	$9.31	$9.17
Cash dividends	$0.025	$0.025	$0.025	$0.025	$0.025

FIRST NATIONAL CORPORATION
Quarterly Performance Summary
(in thousands, except share and per share data)
	(unaudited) For the Quarter Ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Key Performance Ratios
Return on average assets	0.54%	0.42%	0.27%	0.43%	2.81%
Return on average equity	7.01%	4.80%	2.97%	3.67%	25.03%
Net interest margin	3.53%	3.40%	3.29%	3.96%	3.96%
Efficiency ratio (1)	81.30%	84.55%	92.54%	87.20%	76.61%

Average Balances
Average assets	$ 692,263	$ 691,121	$ 671,199	$ 516,259	$ 521,889
Average earning assets	640,880	642,234	625,197	480,490	487,591
Average shareholders’ equity	53,264	60,043	59,957	60,040	58,583

Asset Quality
Loan charge-offs	$ 418	$ 637	$ 671	$ 112	$ 80
Loan recoveries	367	83	129	165	231
Net charge-offs (recoveries)	51	554	542	(53)	(151)
Non-accrual loans	3,854	4,930	6,666	7,170	8,000
Other real estate owned, net	2,679	2,760	2,407	1,949	1,888
Nonperforming assets	6,533	7,690	9,073	9,119	9,888
Loans 30 to 89 days past due, accruing	1,418	2,084	1,487	1,763	1,990
Loans over 90 days past due, accruing	92	147	600	71	-
Troubled debt restructurings, accruing	317	321	324	782	790
Special mention loans	15,863	15,706	21,278	22,550	23,259
Substandard loans, accruing	10,265	10,496	10,927	15,741	15,792

Capital Ratios (2)
Total capital	$ 61,513	$ 60,232	$ 72,362	$ 72,764	$ 71,941
Tier 1 capital	55,989	55,066	67,400	67,918	67,217
Common equity tier 1 capital	55,989	55,066	67,400	67,918	67,217
Total capital to risk-weighted assets	13.86%	14.59%	18.28%	18.86%	19.14%
Tier 1 capital to risk-weighted assets	12.62%	13.34%	17.03%	17.61%	17.88%
Common equity tier 1 capital to risk-weighted assets	12.62%	13.34%	17.03%	17.61%	17.88%
Leverage ratio	8.12%	7.99%	10.06%	13.17%	12.90%

Balance Sheet
Cash and due from banks	$ 8,247	$ 9,890	$ 11,870	$ 7,529	$ 6,043
Interest-bearing deposits in banks	31,087	66,956	99,274	1,645	18,802
Securities available for sale, at fair value	105,559	109,166	112,468	90,855	83,292
Securities held to maturity, at carrying value	66,519	54,276	37,343	-	-
Restricted securities, at cost	1,391	1,391	1,391	1,999	1,366
Loans held for sale	323	471	1,978	-	328
Loans, net of allowance for loan losses	433,475	400,838	385,592	391,746	371,692
Other real estate owned, net of valuation allowance	2,679	2,760	2,407	1,949	1,888
Premises and equipment, net	21,389	21,493	21,277	16,298	16,126
Accrued interest receivable	1,661	1,543	1,423	1,256	1,261
Bank owned life insurance	11,742	11,627	11,521	11,431	11,357
Core deposit intangibles, net	2,322	2,539	2,765	51	55
Other assets	5,927	5,945	6,518	5,650	5,955
Total assets	$ 692,321	$ 688,895	$ 695,827	$ 530,409	$ 518,165

Noninterest-bearing demand deposits	$ 157,070	$ 149,178	$ 147,790	$ 109,927	$ 104,986
Savings and interest-bearing demand deposits	328,945	318,510	322,239	231,885	237,618
Time deposits	141,101	146,219	150,853	96,974	101,734
Total deposits	$ 627,116	$ 613,907	$ 620,882	$ 438,786	$ 444,338
Federal funds purchased	-	-	-	1,955	52
Other borrowings	-	7	13	15,020	26
Subordinated debt	4,913	-	-	-	-
Junior subordinated debt	9,279	9,279	9,279	9,279	9,279
Accrued interest payable and other liabilities	5,060	5,303	6,214	5,057	4,906
Total liabilities	$ 646,368	$ 628,496	$ 636,388	$ 470,097	$ 458,601

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014

Balance Sheet (continued)
Preferred stock	$ -	$ 14,595	$ 14,595	$ 14,595	$ 14,595
Common stock	6,145	6,141	6,139	6,137	6,131
Surplus	6,956	6,922	6,899	6,881	6,835
Retained earnings	34,440	33,917	33,642	33,649	33,557
Accumulated other comprehensive loss, net	(1,588)	(1,176)	(1,836)	(950)	(1,554)
Total shareholders’ equity	$ 45,953	$ 60,399	$ 59,439	$ 60,312	$ 59,564
Total liabilities and shareholders’ equity	$ 692,321	$ 688,895	$ 695,827	$ 530,409	$ 518,165

Loan Data
Mortgage loans on real estate:
Construction and land development	$ 33,135	$ 29,935	$ 32,009	$ 33,344	$ 29,475
Secured by farm land	963	984	1,025	1,067	1,129
Secured by 1-4 family residential	189,287	179,419	173,265	172,874	163,727
Other real estate loans	180,483	164,677	154,371	157,829	150,673
Loans to farmers (except those secured by real estate)	3,056	3,014	2,645	2,760	2,975
Commercial and industrial loans (except those secured by real estate)	20,992	16,936	16,674	18,660	18,191
Consumer installment loans	4,055	4,165	4,341	4,713	4,785
Deposit overdrafts	257	421	419	194	285
All other loans	6,771	6,862	6,972	7,076	7,170
Total loans	$ 438,999	$ 406,413	$ 391,721	$ 398,517	$ 378,410
Allowance for loan losses	(5,524)	(5,575)	(6,129)	(6,771)	(6,718)
Loans, net	$ 433,475	$ 400,838	$ 385,592	$ 391,746	$ 371,692

Reconciliation of Tax-Equivalent Net Interest Income
GAAP measures:
Interest income – loans	$ 5,056	$ 4,854	$ 4,688	$ 4,540	$ 4,623
Interest income – investments and other	965	910	704	448	591
Interest expense – deposits	(302)	(282)	(266)	(300)	(327)
Interest expense – other borrowings	-	-	(2)	(1)	(26)
Interest expense – subordinated debt	(62)	-	-	-	-
Interest expense – junior subordinated debt	(59)	(56)	(55)	(54)	(55)
Interest expense – other	-	-	(1)	(1)	(1)
Total net interest income	$ 5,598	$ 5,426	$ 5,068	$ 4,632	$ 4,805
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$ 26	$ 26	$ 27	$ 26	$ 24
Tax benefit realized on non-taxable interest income – municipal securities	71	60	40	33	42
Total tax benefit realized on non-taxable interest income	$ 97	$ 86	$ 67	$ 59	$ 66
Total tax-equivalent net interest income	$ 5,695	$ 5,512	$ 5,135	$ 4,691	$ 4,871

FIRST NATIONAL CORPORATION
Year-to-Date Performance Summary
(in thousands, except share and per share data)
	(unaudited) For the Year Ended
Income Statement	December 31, 2015	December 31, 2014
Interest income
Interest and fees on loans	$ 19,138	$ 17,777
Interest on deposits in banks	197	38
Interest on securities	2,741	2,502
Dividends on restricted securities	89	82
Total interest income	$ 22,165	$ 20,399

Interest expense
Interest on deposits	$ 1,150	$ 1,442
Interest on federal funds purchased	2	3
Interest on subordinated debt	62	-
Interest on junior subordinated debt	224	218
Interest on other borrowings	3	115
Total interest expense	$ 1,441	$ 1,778

Net interest income	$ 20,724	$ 18,621
Recovery of loan losses	(100)	(3,850)
Net interest income after recovery of loan losses	$ 20,824	$ 22,471

Noninterest income
Service charges on deposit accounts	$ 3,042	$ 2,572
ATM and check card fees	1,895	1,419
Wealth management fees	1,975	1,915
Fees for other customer services	606	397
Income from bank owned life insurance	373	367
Net gains (losses) on sale of securities	(55)	696
Net gains on sale of loans	201	20
Other operating income	305	58
Total noninterest income	$ 8,342	$ 7,444

Noninterest expense
Salaries and employee benefits	$ 13,850	$ 10,586
Occupancy	1,452	1,211
Equipment	1,501	1,191
Marketing	530	426
Stationery and supplies	783	333
Legal and professional fees	1,336	1,019
ATM and check card fees	781	661
FDIC assessment	384	454
Bank franchise tax	513	410
Telecommunications expense	436	300
Data processing expense	700	518
Postage expense	341	189
Amortization expense	642	16
Other real estate owned, net	352	(213)
Net loss on disposal of premises and equipment	-	2
Other operating expense	1,954	1,682
Total noninterest expense	$ 25,555	$ 18,785

Income before income taxes	$ 3,611	$ 11,130
Income tax expense	956	3,499
Net income	$ 2,655	$ 7,631
Effective dividend and accretion on preferred stock	1,113	1,138
Net income available to common shareholders	$ 1,542	$ 6,493

Common Share and Per Common Share Data
Net income, basic	$0.31	$1.32
Weighted average shares, basic	4,910,608	4,902,389
Net income, diluted	$0.31	$1.32
Weighted average shares, diluted	4,913,174	4,902,389
Shares outstanding at period end	4,916,130	4,904,577
Book value at period end	$9.35	$9.17
Cash dividends	$0.10	$0.075

FIRST NATIONAL CORPORATION
Year-to-Date Performance Summary
(in thousands, except share and per share data)
	(unaudited) For the Year Ended
	December 31, 2015	December 31, 2014
Key Performance Ratios
Return on average assets	0.41%	1.45%
Return on average equity	4.58%	13.49%
Net interest margin	3.52%	3.86%
Efficiency ratio (1)	86.23%	74.03%

Average Balances
Average assets	$ 642,978	$ 525,028
Average earning assets	597,763	490,472
Average shareholders’ equity	57,928	56,579

Asset Quality
Loan charge-offs	$ 1,838	$ 927
Loan recoveries	744	851
Net charge-offs	1,094	76

Reconciliation of Tax-Equivalent Net Interest Income
GAAP measures:
Interest income – loans	$ 19,138	$ 17,777
Interest income – investments and other	3,027	2,622
Interest expense – deposits	(1,150)	(1,442)
Interest expense – other borrowings	(3)	(115)
Interest expense – subordinated debt	(62)	-
Interest expense – junior subordinated debt	(224)	(218)
Interest expense – other	(2)	(3)
Total net interest income	$ 20,724	$ 18,621
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$ 105	$ 108
Tax benefit realized on non-taxable interest income – municipal securities	204	184
Total tax benefit realized on non-taxable interest income	$ 309	$ 292
Total tax-equivalent net interest income	$ 21,033	$ 18,913

(1) The efficiency ratio is computed by dividing noninterest expense excluding other real estate owned income/expense and net loss on disposal of premises and equipment by the sum of net interest income on a tax-equivalent basis and noninterest income, excluding gains and losses on sales of securities and bargain purchase gain.  Tax-equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit is 34%. See the table above for the quarterly tax-equivalent net interest income and a reconciliation of net interest income to tax-equivalent net interest income.  The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not prepared in accordance with U.S. generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes, however, such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.

(2) All capital ratios reported are for the Bank.

CONTACTS

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com